Exhibit 10.2

AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER is dated as of April 29, 2005, and is by and among ELECTRIC CITY CORP., a Delaware corporation (“ELC”), MPG ACQUISITION CORPORATION, a Delaware corporation (“Acquisition”), and MAXIMUM PERFORMANCE GROUP, INC., a Delaware corporation (“MPG”).

W I T N E S S E T H:

     WHEREAS, ELC desires to acquire MPG by means of a transaction which is described in Section 368 of the Internal Revenue Code of 1986, as amended and accorded tax-free treatment thereunder except to the extent otherwise required in respect of cash consideration; and

     WHEREAS, in order to consummate the transactions contemplated herein, Acquisition has been formed and MPG will be merged with and into Acquisition (with Acquisition as the surviving corporation), upon and subject to the terms as further specified in this Agreement; and

     WHEREAS, the requisite percentage of the shareholders of MPG (the “Shareholders”) have approved this Agreement and the transactions contemplated hereby;

     NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1 — MERGER

     1.1 Merger. Upon due satisfaction or waiver of all the conditions precedent set forth herein, at the Effective Date (as defined below), MPG shall be merged with and into Acquisition on the terms and conditions set forth in this Agreement and as permitted by and in accordance with the General Corporation Law of the State of Delaware (the “General Corporation Law”). Thereupon, the separate existence of MPG shall terminate and Acquisition, as the surviving corporation (the “Surviving Corporation”), shall continue to exist under and be governed by the General Corporation Law, with its Certificate of Incorporation and its By-Laws as in effect at the Effective Date to remain unchanged, unless and until amended subsequent thereto, except that

     (a) the Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain, for a period of at least six years from the Effective Date, provisions with respect to exculpation from liability, indemnification and advancement of expenses that are at least as favorable to the present and former directors and officers of MPG as the corresponding provisions set forth in the Certificate of Incorporation and By-Laws of MPG as of the date of this Agreement; and

     (b) pursuant to the Certificate of Merger (as defined below), the name of Acquisition shall be changed to “Maximum Performance Group, Inc.”

The merger of MPG with and into Acquisition as herein provided is referred to as the “Merger”.

     1.2 Filing of Certificate of Merger. Upon the Closing (as defined below), ELC and Acquisition will cause the Certificate of Merger in substantially the form of Exhibit A attached hereto (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the General Corporation Law, and the Surviving Corporation shall thereafter cause a copy of the Certificate of Merger, certified by the Secretary of State of Delaware, to be recorded in the appropriate counties’ Recorders’ offices, all in accordance with Section 103 of the General Corporation Law, and in the offices of such other public officials within and without the State of Delaware as may be required by law.

     1.3 Effective Date of Merger. The Merger shall become effective immediately upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. The date and time of such effectiveness is herein referred to as the “Effective Date”.

     1.4 Directors. From and after the Effective Date, the members of the Board of Directors of the Surviving Corporation shall consist of the individuals identified on Schedule 1.4 attached hereto until their respective successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and By-laws.

     1.5 Officers. From and after the Effective Date, the officers of the Surviving Corporation shall initially consist of the individuals identified on Schedule 1.5 attached hereto until their respective successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s By-laws.

     1.6 Conversion of Stock.

     (a) Acquisition Stock. In connection with the Merger, each share of common stock of Acquisition issued and outstanding as of the Effective Date shall remain one share of common stock of the Surviving Corporation as of the Effective Date.

     (b) MPG Stock. The consideration payable in the Merger to the Shareholders shall be as follows:

     (i) Each share of Series B Preferred Stock of MPG issued and outstanding as of the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, shall automatically be converted into the right to receive a pro rata portion, based on the total number of shares of Series B Preferred Stock outstanding as of the Effective Date, of (x) CLOSING PORTION 1 (as defined below), which will be delivered at the Closing, (y) CLOSING PORTION 2 (as defined below), which will be delivered at the Closing, and (z) CONTINGENT PORTION 1 (as defined below).

     (ii) Each share of Series B-1 Preferred Stock of MPG issued and outstanding as of the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, shall automatically be converted into the right to receive a pro rata portion, based on the total number of shares of Series B-1 Preferred Stock outstanding as of the Effective Date, of (x) CLOSING PORTION 3 (as defined below), which will be delivered at the Closing, and (y) CONTINGENT PORTION 2 (as defined below).

     (iii) Each share of Series A-1 Preferred Stock of MPG issued and outstanding as of the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, shall automatically be converted into the right to receive a pro rata portion, based on the total number of shares of Series A-1 Preferred Stock outstanding as of the Effective Date, of CONTINGENT PORTION 3 (as defined below).

     (iv) Each share of Series A Preferred Stock of MPG issued and outstanding as of the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, shall automatically be converted into the right to receive a pro rata portion, based on the total number of shares of Series A Preferred Stock outstanding as of the Effective Date, of CONTINGENT PORTION 4 (as defined below).

     (v) Each share of common stock of MPG issued and outstanding as of the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, shall automatically be cancelled and no consideration will be paid with respect thereto.

     (vi) Each unexercised outstanding option to acquire any shares of capital stock of MPG shall automatically be cancelled and no consideration will be paid with respect thereto.

     (c) Contingent Stock. As additional consideration payable in the Merger, ELC shall deposit into an escrow account (the “Contingent Stock Escrow Account”) as promptly as practicable after the Effective Date, but no later than three business days after the completion of the adjustment provided for in Section 1.7, for payment to the Shareholders pursuant to the terms of this Section 1.6, 2,825,000 shares (the “Contingent Stock”) of Common Stock (as defined below) minus the number of shares of Common Stock obtained by dividing a Pro Rata Portion of the amount of any Closing Net Book Value Negative Adjustment by $1.00 or plus the number of shares of Common Stock obtained by dividing a Pro Rata Portion of the amount of any Closing Net Book Value Positive Adjustment by $1.00, to be held pursuant to the terms of an escrow agreement (the “Escrow Agreement”) substantially in the form attached hereto as Exhibit 1.6(d), to be entered into by and among ELC, MPG, the MPG Representative and the escrow agent thereunder (the “Escrow Agent”) as of the Closing Date.

     During the two-year period commencing on the Closing Date or, if the Closing Date is not the first day of a calendar month, the two-year period commencing on the first day of the first full calendar month commencing after the Closing Date (the “Earn-Out Period”), the Escrow Agent will release to the Shareholders 202 shares of Contingent Stock for each $1,000 of MPG Revenue recorded during the Earn-Out Period in excess of $5,500,000 (the “Revenue Target”). The release of Contingent Stock shall commence as of the end of the first calendar quarter during the Earn-Out Period during which the Revenue Target is exceeded, and shall be delivered, in accordance with Section 1.6(b), within 14 days after the end of such calendar quarter. Thereafter, additional releases of Contingent Stock shall be made within 14 days after the end of each successive calendar quarter during the Earn-Out Period and the end of the Earn-Out Period. Any shares of Contingent Stock which are not required to be distributed to the Shareholders pursuant to the foregoing shall be distributed to ELC on the fifteenth day following the end of the Earn-Out Period.

     (d) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Closing Net Book Value” means the net book value of the shareholders equity of MPG as of the Closing Date, determined in accordance with generally accepted accounting principles applied on a basis consistent with the audited financial statements of MPG referred to in Section 4.5 hereof.

“Closing Net Book Value Negative Adjustment” means the amount (if any) by which the Closing Net Book Value of MPG as of the Closing Date is less than negative $2,300,000.

“Closing Net Book Value Positive Adjustment” means the amount (if any) by which the Closing Net Book Value of MPG as of the Closing Date exceeds negative $2,300,000.

“Common Stock” means the common stock of ELC, par value $0.0001 per share.

“CLOSING PORTION 1” means an amount of cash equal to $1,850,000 minus a Pro Rata Portion of the amount of any Closing Net Book Value Negative Adjustment or plus a Pro Rata Portion of the amount of any Closing Net Book Value Positive Adjustment.

“CLOSING PORTION 2” means, out of the 2,825,000 shares of Common Stock (minus the number of shares of Common Stock obtained by dividing a Pro Rata Portion of any Closing Net Book Value Negative Adjustment by $1.00 or plus the number of shares of Common Stock obtained by dividing a Pro Rata Portion of any Closing Net Book Value Positive Adjustment by $1.00) to be delivered to the Shareholders at the Closing (apart from the Contingent Stock), an amount of such shares (not less than zero) equal to (x) 4,500,000 minus (y) the result obtained by dividing CLOSING PORTION 1 by $1.00.

“CLOSING PORTION 3” means, out of the 2,825,000 shares of Common Stock (minus the number of shares of Common Stock obtained by dividing a Pro Rata Portion of the amount of any Closing Net Book Value Negative Adjustment by $1.00 or plus the number of shares of Common Stock obtained by dividing a Pro Rata Portion of the amount of any Closing Net Book Value Positive Adjustment by $1.00) to be delivered to the Shareholders at the Closing (apart from the Contingent Stock), an amount of such shares (not less than zero) equal to (x) 800,000 minus (y) CLOSING PORTION 2.

“CONTINGENT PORTION 1” means the right to receive a distribution of a number of             shares of Common Stock as Contingent Stock from the Contingent Stock Escrow Account (not less than zero) equal to (x) 4,500,000 minus (y) the result obtained by dividing CLOSING PORTION 1 by $1.00 and minus (z) CLOSING PORTION 2, which distribution shall be made from the Contingent Stock Escrow Account before any other distribution to the Shareholders from the Contingent Stock Escrow Account.

“CONTINGENT PORTION 2” means the right to receive a distribution of up to a number of shares of Common Stock as Contingent Stock from the Contingent Stock Escrow Account (not less than zero) equal to (x) 800,000 minus (y) CLOSING PORTION 3, which distribution shall be made after distribution of CONTINGENT PORTION 1 from the Contingent Stock Escrow Account and before any other distribution to the Shareholders from the Contingent Stock Escrow Account.

“CONTINGENT PORTION 3” means the right to receive a distribution of up to a number of shares of Common Stock as Contingent Stock from the Contingent Stock Escrow Account equal to 2,000,000, which distribution shall be made after distribution of CONTINGENT PORTION 1 and CONTINGENT PORTION 2 from the Contingent Stock Escrow Account and before any other distribution to the Shareholders from the Contingent Stock Escrow Account.

“CONTINGENT PORTION 4” means the right to receive a distribution of the remaining             shares of Common Stock required to be distributed to the Shareholders pursuant to Section 1.6(c) from the Contingent Stock Escrow Account after CONTINGENT PORTION 1, CONTINGENT PORTION 2 and CONTINGENT PORTION 3 have been released from the Contingent Stock Escrow Account.

“MPG Revenue” means revenue recognized from the sale of products and services by the MPG business in the ordinary course on a GAAP basis, whether such sales are generated by ELC, Acquisition, any other affiliate of ELC or any of their successors and regardless of upon which entity’s books such sales are recorded.

“Pro Rata Portion” means: (a) with respect to the cash to be paid to the Shareholders at Closing, 1.85/7.5; (b) with respect to the shares of Common Stock to be delivered to the Shareholders at the Closing (apart from the Contingent Stock), 2.825/7.5; and (c) with respect to the Contingent Stock, 2.825/7.5.

     1.7 Closing Net Book Value Adjustment.

     (a) Upon the Effective Date, the amount to be distributed pursuant to CLOSING PORTION 1 shall be estimated and subject to final determination after a final determination of Closing Net Book Value is made in accordance with this Section 1.7.

     (b) Not later than two (2) days prior to the Closing Date, MPG shall deliver to ELC the certificate of MPG’s chief financial officer (the “Estimated Closing Net Book Value

Certificate”) certifying the estimated Closing Net Book Value based on the financial books and records of MPG through the most recent date for which such books and records are then current. The Estimated Closing Net Book Value Certificate shall be accompanied by all relevant supplemental financial information of MPG. ELC shall review the Estimated Closing Net Book Value Certificate and related information and shall promptly notify MPG if ELC disagrees with the estimated Closing Net Book Value. If there is disagreement, ELC and MPG shall attempt to resolve such matter and agree upon the estimated Closing Net Book Value for purposes of clause (a) of this Section 1.7. In the event that they are unable to agree, then, for purposes of clause (a) of this Section 1.7, the estimated amount to be distributed shall be equal to the amount certified in the Estimated Closing Net Book Value Certificate minus one-half of the reduction thereto which ELC has proposed.

     (c) As promptly as practicable following the Effective Date, ELC and MPG shall determine actual Closing Net Book Value. If ELC and MPG are unable to reach agreement within thirty (30) days following the Closing Date, then that portion of the determination which is the subject of disagreement shall be submitted to BDO Seidman and Marcum & Kliegman LLP for consideration. If BDO Seidman and Marcum & Kliegman LLP are able to reach agreement within fifteen days thereafter, then their decision shall be final. If they are not able to reach agreement as to the disputed issues within fifteen days, then they shall jointly select a third accounting firm, independent of each of ELC and MPG, which shall decide the disputed issue as soon thereafter as practicable and whose decision shall be final for purposes of determining the Closing Net Book Value.

     (d) In the event that actual Closing Net Book Value, determined in accordance with the foregoing, is greater than the estimated amount which was used for purposes of Closing, ELC shall promptly distribute the additional amount to the Shareholders entitled to receive the same in accordance with Section 1.6(b). In the event that actual Closing Net Book Value is less than the estimated amount which was used for purposes of Closing, each Shareholder which received any portion of CLOSING PORTIONS 1, 2 or 3 pursuant to Section 1.6(b) shall each promptly remit to ELC its proportionate share of the total amount of the adjustment which is applicable to each such CLOSING PORTION.

     1.8 Legend. Each certificate evidencing any shares of ELC common stock issued to any of the Shareholders pursuant to this Agreement shall bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, TRANSFERRED OR HYPOTHECATED OR OTHERWISE ASSIGNED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL, SATISFACTORY TO ELECTRIC CITY CORP., THAT THERE IS AN AVAILABLE EXEMPTION FROM REGISTRATION.

The legend set forth above shall be removed and ELC shall promptly issue a certificate without such legend to any Shareholder, if: (i) such shares are registered for resale under the Securities

Act of 1933, as amended (the “Securities Act”); (ii) in connection with a sale transaction, such Shareholder provides ELC with an opinion of counsel reasonably acceptable to ELC to the effect that a public sale, assignment or transfer of such shares of common stock may be made without registration under the Securities Act; or (iii) such Shareholder provides ELC with reasonable assurances that such shares of common stock have been or are being sold pursuant to Rule 144.

     1.9 Registration; AMEX Listing. Within 90 days after the date of this Agreement, ELC will file with the Securities and Exchange Commission (“SEC”) a registration statement under the Securities Act on Form S-3 (together with all amendments and supplements thereto, the “S-3 Registration Statement”) covering all of the shares of Common Stock issued by ELC pursuant to Section 1.6, including the Contingent Stock (the shares of common stock which are required to be included under the S-3 Registration Statement are herein referred to as the “Registrable Stock”), and, provided it continues to satisfy the applicable listing requirements, will use its reasonable best efforts to have all such shares of Registrable Stock listed on the American Stock Exchange, or such other exchange or market on which the Common Stock is then listed, as of the effective date of the S-3 Registration Statement. ELC shall use reasonable best efforts to have such S-3 Registration Statement declared effective as promptly thereafter as possible, and shall maintain the effectiveness of the S-3 Registration Statement until the earlier of (a) the date on which all shares of the Registrable Stock covered by the S-3 Registration Statement have been sold by the Shareholders, or (b) the 30 month anniversary of the Closing Date. ELC shall bear all of the fees and expenses (other than underwriting or sales discounts and commissions incurred by the Shareholders) related to such registration, including (a) the cost of providing a reasonable number of copies of the applicable prospectus, as the same may be amended, to the Shareholders to permit sales under the S-3 Registration Statement and (b) the reasonable fees and expenses of one special counsel to the Shareholders (not to exceed $10,000) in connection with the review and filing of the S-3 Registration Statement.

ARTICLE 2 — CLOSING

     2.1 The Closing. The closing of the transactions provided for in this Agreement (the “Closing”) shall be held in the offices of Schwartz, Cooper, Greenberger & Krauss, Chtd., 180 North LaSalle, Chicago, Illinois 60601, counsel for ELC and Acquisition, at 10:00 a.m. local time on April 29, 2005, provided that each of the conditions described in Articles 8 and 9 are then satisfied, or at such other time and place as soon thereafter as such conditions are satisfied as shall be mutually agreed upon by the parties (the date upon which Closing occurs is herein referred to as the “Closing Date”).

     2.2 Closing Deliveries.

     (a) Cash and Stock Deliverable to Shareholders At Closing. Upon ELC’s filing of the Certificate of Merger, ELC shall cause to be delivered to each of the applicable Shareholders (a) by certified check or other acceptable payment means, an amount equal to such Shareholders’ share of the estimated amount of CLOSING PORTION 1 (determined as provided in Section 1.7 hereof), and (b) one or more stock certificates representing CLOSING PORTION 2 and CLOSING PORTION 3, registered in the name of the applicable Shareholders.

     (b) Escrow. In addition, ELC, MPG, the MPG Representative (as defined in Section 11.3(a)) and the Escrow Agent shall execute and deliver the Escrow Agreement and ELC shall deliver to the Escrow Agent the Contingent Stock as provided in Section 1.6(c) hereof.

     (c) ELC Officer’s Certificate. ELC shall deliver to MPG a certificate, dated the Closing Date and signed by the Chief Executive Officer of ELC, certifying that the conditions set forth in Sections 8.1 and 8.2 hereof have been satisfied on and as of such date.

     (d) ELC Secretary’s Certificate. ELC shall deliver to MPG a certificate, dated the Closing Date and signed by the Secretary of ELC, certifying as to ELC’s Certificate of Incorporation, Bylaws, resolutions of the Board of Directors approving the consummation of the transactions contemplated hereby, good standing, and certifying the incumbency and signature of each officer of ELC executing any closing deliveries.

     (e) Opinion of ELC’s Counsel. ELC shall deliver to MPG and the Shareholders an opinion of counsel to ELC, dated the Closing Date, in substantially the form of Exhibit C hereto.

     (f) MPG Officer’s Certificate. MPG shall deliver to ELC and Acquisition a certificate, dated the Closing Date and signed by the President of MPG, certifying that the conditions set forth in the first sentence of Section 9.1 and Section 9.2 hereof have been satisfied on and as of such date.

     (g) MPG Secretary’s Certificate. MPG shall deliver to ELC and Acquisition a certificate, dated the Closing Date and signed by the Secretary of MPG, certifying as to MPG’s Certificate of Incorporation, Bylaws, resolutions of the Board of Directors approving the consummation of the transactions contemplated hereby, resolutions of MPG stockholders approving the consummation of the transactions contemplated hereby, good standing, and certifying the incumbency and signature of each officer of MPG executing any closing deliveries.

     (h) Opinion of Counsel to MPG. MPG shall deliver to ELC and Acquisition an opinion of counsel to MPG, dated the Closing Date, in substantially the form of Exhibit D hereto.

     (i) Employment Agreement. Leonard Pisano and ELC shall have entered into an employment agreement in substantially the form of Exhibit F hereto, and Leonard Pisano and MPG shall have terminated his existing employment agreement with MPG.

     (j) Other Shareholder Deliveries. Each of the Shareholders that will receive Common Stock at the Closing or may receive Common Stock as Contingent Stock shall have executed and delivered to ELC: (i) a stock trading agreement in substantially the form of Exhibit G-1 hereto (the “Stock Trading Agreement”) relating to the shares of Common Stock which each

Shareholder acquires pursuant to consummation of the Merger; and (ii) a properly completed letter of transmittal in the form of Exhibit G-2 hereto relating to the Shareholder’s shares of MPG capital stock being converted in the Merger. ELC shall have executed and delivered a copy of the Stock Trading Agreement.

     (k) Other Deliveries. The parties hereto shall have executed and delivered to each other such additional instruments, documents and agreements as any of them may reasonably request consistent with the terms and conditions hereof in order to consummate the transactions contemplated hereby.

ARTICLE 3 — CERTAIN EFFECTS OF MERGER

     3.1 Effect of Merger. Upon and after the Effective Date, the separate existence of MPG shall cease and shall be merged into Acquisition, with Acquisition as the “Surviving Corporation” possessing all rights, privileges, immunities and franchises of a public or a private nature of each of the constituent corporations; and all property, real, personal and mixed and all debts due on whatever account, including subscriptions to shares and all other choses in action, and all and every other interest of or belonging to or due to each of the constituent corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate or any interest therein, vested in any of the constituent corporations shall not revert to or be in any way impaired by reason of the Merger contemplated herein. The Surviving Corporation shall, after the Effective Date, be responsible for all the liabilities and obligations of each of the constituent corporations (but without prejudice to the rights of Acquisition and ELC arising due to a breach by MPG of a representation, warranty or covenant contained in this Agreement), and any claim existing, or action or proceeding pending by or against any of such corporations may be prosecuted or defended by the Surviving Corporation as if such Merger had not taken place. Neither the rights of creditors nor any liens upon the property of any of the constituent corporations shall be impaired by the Merger contemplated herein.

     3.2 Further Assurances. If at any time after the Effective Date, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other things are necessary, desirable or proper:

(a)	to perfect, confirm, or record or otherwise vest, in Acquisition the title to any property or rights of the constituent corporations acquired or to be acquired by reason of, or as a result of the Merger; or

(b)	otherwise to carry out the purpose of this Agreement

other than any amendment of this Agreement or any other agreement or document executed by MPG in connection with the transactions contemplated hereby, then Acquisition, and its officers and directors, for and on behalf of MPG or Acquisition, shall and will execute and deliver all such deeds, assignments, instruments and assurances in law and do all other things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving

Corporation and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are severally fully authorized in their respective names thereof or otherwise to take any and all such actions.

ARTICLE 4 — REPRESENTATIONS AND WARRANTIES OF MPG

     MPG represents and warrants to ELC and Acquisition as follows:

     4.1 Organization. MPG is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. MPG has full corporate power and authority to carry on its business as it is now being conducted and will be conducted on the Closing Date, and to own, lease and operate its assets, business and properties.

     4.2 Corporate Action. All corporate action and proceedings necessary to be taken by or on the part of MPG in connection with the transactions contemplated by this Agreement and necessary to make the same effective have been duly and validly taken, and this Agreement has been duly and validly authorized, executed and delivered by MPG and constitutes its valid and binding agreement, enforceable in accordance with and subject to its terms, except as limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and general equity principles. The requisite percentage of the Shareholders have approved this Agreement and the transactions contemplated hereby.

     4.3 Capitalization. MPG has authorized capital stock consisting of: (a) 12,647,508 shares of common stock, par value $0.001 per share; (b) 3,200,000 shares of Series B Preferred Stock, par value $0.001 per share; (c) 640,000 shares of Series B-1 Preferred Stock, par value $0.001 per share; (d) 6,300,000 shares of Series A Preferred Stock, par value $0.001 per share; and (e) 1,000,000 shares of Series A-1 Preferred Stock, par value $0.001 per share. All of the outstanding shares of capital stock of MPG (the “MPG Shares”), and the holders thereof, are set forth on Schedule 4.3(a) attached hereto (the “Cap Table”). There are no shares of capital stock held as treasury stock by MPG. MPG has 700,000 shares of common stock reserved for issuance pursuant to its 2003 Stock Option Plan, and options to purchase 162,313 shares of common stock have been granted to Leonard Pisano and options to purchase 102,375 shares of common stock have been granted to Michael Pischel. Except as set forth in this Section 4.3 or on the Cap Table, MPG has no options, warrants or other securities authorized, issued or outstanding which are convertible into or exercisable for capital stock of MPG, nor does MPG have any obligations to issue any shares of capital stock or options, warrants or convertible securities to anyone. All of the outstanding shares of capital stock of MPG have been duly authorized and validly issued, and are fully paid and non-assessable. The persons listed on the Cap Table are the record owners of the shares of capital stock listed as owned by them on the Cap Table.

     4.4 Subsidiaries and Qualification. Except as set forth on Schedule 4.4, MPG does not have any subsidiaries and does own or hold any interest in any partnership, proprietorship, corporation or other business entity. MPG has delivered to ELC complete copies of (a) the Certificate of Incorporation of MPG and all amendments thereto, and (b) the By-laws of MPG as currently in effect. MPG is duly qualified to do business as a foreign corporation and is in good standing in California and in each other state and jurisdiction in which such licensing or qualification is required, except where the failure to so qualify or be licensed to do business could not reasonably be expected to have a material adverse effect on MPG.

     4.5 Financial Statements. MPG has delivered to ELC and Acquisition copies of the audited balance sheet, statement of income and statement of cash flow of MPG as of and for the fiscal year ended December 31, 2003 (the “2003 Audited Financial Statements”), together with the balance sheet, statement of income and equity, and statement of cash flow of MPG as of and for the two-month period ended February 28, 2005 (the “Interim Statements”). Prior to Closing, MPG will deliver to ELC and Acquisition copies of the audited balance sheet, statement of income and statement of cash flow of MPG as of and for the fiscal year ended December 31, 2004 (the “2004 Audited Financial Statements”) The 2003 Audited Financial Statements, the 2004 Audited Financial Statements and the Interim Statements are collectively referred to herein as the “Financial Statements”.

     The 2003 Audited Financial Statements and the Interim Statements, (a) have been prepared in accordance with the books and records regularly maintained by MPG, (b) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, and (c) fairly present the financial condition, results of operations, changes in equity and cash flow for the respective periods covered by such financial statements. The 2004 Audited Financial Statements, when delivered, (a) will have been prepared in accordance with the books and records regularly maintained by MPG, (b) will have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, and (c) will fairly present the financial condition, results of operations, changes in equity and cash flow for the periods covered by the 2004 Audited Financial Statements.

     4.6 Affiliate Transactions. Except as described in Schedule 4.6 attached hereto, as of the date hereof and since December 31, 2004, neither any Shareholder nor any Affiliate of a Shareholder (as defined below) is or has been indebted to, or is or has been a creditor of, or a guarantor of any obligation of or a party to any contract, agreement, license, option, commitment or other arrangement, written or oral, express or implied, with MPG. For purposes of this Agreement, an “Affiliate of a Shareholder” means any employee, officer or director of a Shareholder, any spouse or family member (including in-laws) of a Shareholder, or any corporation, partnership or other entity in which a Shareholder (or spouse or family member) has any equity or ownership interest of five percent (5%) or more in the aggregate.

     4.7 Licenses. To the best knowledge of MPG, all permits and licenses necessary for the operation of the business of MPG as heretofore conducted and as expected to be conducted in 2005 have been obtained and are in full force and effect, except where the failure to obtain any permit and/or license could not reasonably be expected to have a material adverse effect on MPG. No material violation exists in respect of any such license or permit. No proceeding is pending or threatened to revoke or limit any such license or permit.

     4.8 Product Liability. No claims or demands have been made against MPG alleging injury to individuals or property as a result of the ownership, possession or use of any product manufactured or sold by MPG. All products sold by MPG prior to the Closing Date and all work in process produced by MPG prior to the Closing Date have been, are and will be of good quality, merchantable and in compliance in all material respects with the requirements of the respective purchase orders and agreements under which such goods have been, are or are to be sold, except as reserved against in the applicable Financial Statements.

     4.9 Assets. The assets of MPG (the “Assets”) include all assets and properties, real and personal, tangible and intangible, of every kind and description used or held for use in connection with the business and operations of MPG as a going concern, including without limitation, rights under contracts and leases, real and personal property, plant and equipment, inventories, intangibles, trademarks, copyrights and goodwill. Except as disclosed in Schedule 4.9, all of the Assets, whether real or personal, owned or leased, are in good operating condition and repair (with the exception of normal wear and tear) and, to the best knowledge of MPG, are free from defects other than such minor defects as do not interfere with the continued use thereof in conduct of normal operations. The Assets constitute all the assets, properties and rights which are required for the operation of MPG as it is presently operated.

     4.10 Title. MPG owns no real property. Schedule 4.10 attached hereto describes all real property leases or subleases included in the Assets. Said leases and subleases are valid, binding and enforceable in accordance with their terms, and (i) neither MPG nor any landlord is in default thereunder, (ii) there are no offsets or defenses by either MPG or any landlord or tenant against a tenant or landlord, respectively, and (iii) the transactions contemplated by this Agreement will not affect or impair the terms, validity or enforceability of any of such leases or subleases, or require the consent of any party thereto which shall not have been obtained prior to the Closing Date.

     MPG owns or leases all the furniture, equipment, tangible personal property and leasehold improvements located in the structures referred to in Schedule 4.10 or otherwise included in the Assets. All the Assets (other than inventory sold in the ordinary course of business and other than other assets or property sold or otherwise disposed of after December 31, 2004 as permitted by this Agreement) are either (i) owned free and clear of all security interests, mortgages, pledges, liens, conditional sales agreements, leases, encumbrances or charges of any nature whatsoever except as set forth on Schedule 4.10 or (ii) leased by MPG as lessee subject to valid, binding and enforceable leases which are listed on Schedule 4.10 as to which neither party thereto is in default, there are no defenses or offsets by either party thereto against the other, and the transactions contemplated by this Agreement will not affect or impair the terms, validity or enforceability thereof or require the consent of any party thereto which shall not have been obtained prior to the Closing Date.

     4.11 Contracts. Except for the contracts listed on Schedule 4.11 attached hereto (true and complete copies of each of such contract having previously been furnished by MPG to ELC and Acquisition), MPG is not a party to any:

(a)	contract for the purchase of inventory, materials or supplies (except inventory, materials or supplies purchased in the ordinary course of business at market prices and in reasonable quantities) or equipment or any capital item or items involving a consideration of more than $5,000 per contract or $25,000 in the aggregate;

(b)	contract not made in the ordinary and usual course of business;

(c)	contracts with customers (except for purchase orders placed by customers in the ordinary course of business);

(d)	contract with any labor union or other labor organization;

(e)	employment, bonus, pension, profit-sharing, retirement, severance, stock purchase, hospitalization, life, accident or medical insurance, or other plans or agreements providing employee benefits of any kind for any of the employees of MPG;

(f)	any agreement for the employment of any individual on a full-time, part-time, consulting or other basis;

(g)	any contract with any employee, officer, director or Shareholder of MPG relating to the present or future compensation or other benefits available to such person, any transaction between such person and MPG or otherwise;

(h)	any contract pursuant to which MPG made or will make loans or has or will have incurred debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another;

(i)	licenses or franchises relating to the business of MPG;

(j)	lease of personal property to or from any person which (i) has a term, including renewal options exercisable by any other party thereto, ending more than 30 days after the date of this Agreement or (ii) provides for rent in excess of $5,000 during any 12 month period;

(k)	distributor or sales agency or advertising contract which is not terminable by MPG without penalty upon notice of 30 days or less;

(l)	contract continuing over a period of more than 30 days from the date hereof for the sale or purchase of goods or services;

(m)	contract not terminable by MPG without penalty within 30 days from the date of this Agreement;

(n)	contract terminable by any other party besides MPG;

(o)	contract of any nature which involves an unperformed commitment in excess of, or goods or services having a value in excess of, $5,000 individually or $25,000 in the aggregate (excluding any contracts covered by any other subsection of this Section 4.11);

(p)	any contract regarding any lien, pledge, security interest or other encumbrance upon any Assets;

(q)	any contract involving any restrictions relating to MPG or its business with respect to (i) the geographical area of operations, scope or type of business of MPG or (ii) confidentiality; or

(r)	any other contract, either written or oral.

     MPG has performed all material obligations required to be performed, and is not in material default, under any contract to which it is a party or by which it or its property is bound. As of the Closing Date MPG shall have performed all material obligations and shall not be in material default under any such contract and under any contract entered into between the date of this Agreement and the Closing Date.

     As used in this Agreement, “contract” means any contract, lease, agreement, arrangement, commitment or understanding, written or oral, expressed or implied.

     4.12 Litigation and Compliance with Law. Except as set forth on Schedule 4.12 attached hereto, there have not been and are no actions, suits or proceedings pending or, to the best knowledge of MPG, threatened relating to MPG, before or by any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. MPG is and has been at all times in compliance in all material respects with all applicable laws, statutes, regulations, orders, writs, injunctions and decrees of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and any applicable arbitration decisions, relating to MPG or its business. MPG has no knowledge of any basis for any claim for compensation or damage or other relief against MPG from any violation of any law, statute, regulation, order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, except as set forth on Schedule 4.12. All notices received by MPG regarding alleged non-compliance and orders, writs, injunctions, decrees and arbitration decisions are listed on Schedule 4.12 and copies of such notices, orders, writs, injunctions, decrees and arbitration decisions have been delivered to ELC and Acquisition.

     4.13 No Defaults. Neither the execution and delivery by MPG of this Agreement nor the consummation by MPG of the transactions contemplated hereby is an event which, of itself or with the giving of notice or the passage of time or both, constitutes a violation of or will conflict with or result in breach of or any default under the terms, conditions or provisions of any judgment, law or regulation to which MPG is subject, or of MPG’s Certificate of Incorporation or By-Laws, or of any agreement or instrument to which MPG is a party or by which it is bound, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on any of the assets of MPG or result in the acceleration of the due date of any obligation of MPG or could reasonably be expected to have a material adverse effect on the business of MPG.

     4.14 Changes. Except as shown on Schedule 4.14 attached hereto, since December 31, 2004, MPG has not:

(a)	mortgaged, pledged or subjected to lien or any other encumbrance, any of the Assets;

(b)	sold or transferred any of the Assets (except for sales from inventory in the ordinary course of business) without replacement thereof with an asset of equivalent kind, condition and value;

(c)	increased the compensation or benefits payable or to become payable to any of MPG’s directors, officers, employees or agents, except for regularly scheduled normal increases consistent with historical practices to those employees whose annual base compensation is $30,000 or less;

(d)	suffered any damage, destruction or loss (whether or not covered by insurance) or the acquisition or taking of property by any governmental authority;

(e)	experienced any strike, slow-down, picketing, lock-out or other work stoppage or received notice that any such event may be expected to occur within the foreseeable future;

(f)	issued, sold, purchased or redeemed, or agreed to issue, sell, purchase or redeem, any of MPG’s capital stock or security convertible into MPG’s capital stock or any other stock, bond, right, option, warrant or other security of MPG, or entered into any transaction other than in the ordinary course of business;

(g)	borrowed any money;

(h)	modified any contract nor has there been any acceleration, termination, cancellation or adverse modification to any contract by which MPG is bound;

(i)	paid or declared any dividend, or made any other payment or distribution with respect to any of the MPG Shares; or

(j)	entered in any transaction, other than contemplated by this Agreement, not in the ordinary course of business consistent with past practices.

     4.15 Environmental Warranties. (a) MPG has provided to ELC and Acquisition prior to the date hereof:

(i)	all environmental audits, assessments or occupational health studies and all analyses of any groundwater, soil, air or asbestos samples taken from any facility owned or occupied by MPG undertaken by, or at the direction of, MPG or any of its employees or counsel, or any governmental agency (collectively, the “Environmental Audits”);

(ii)	all written communications between MPG and any environmental agencies regarding property owned or used by MPG; and

(iii)	all Occupational Safety and Health Administration claims made against MPG.

     All action, work and other steps recommended to be taken pursuant to the Environmental Audits, if any, have been taken. MPG has provided ELC and Acquisition with copies of all certificates and other documents necessary to verify that all such action, work and steps recommended to be taken under the Environmental Audits have been taken.

     (b) Other than as disclosed in the Environmental Audits, no Hazardous Materials (as hereinafter defined), friable asbestos or friable asbestos containing materials (“ACMs”) have been used by MPG in or about any real property owned or leased by MPG, or discharged, treated, managed, recycled, placed or disposed of by MPG at, on or under any real property owned or leased by MPG, and no Hazardous Materials or ACMs formerly located on the real property owned or leased by MPG have been disposed of by MPG at any off-site waste disposal.

     (c) Other than as disclosed in the Environmental Audits, no portion of any real properties owned or leased at any time by MPG is being used or has been used by MPG for the disposal, storage, recycling, treatment, processing or other handling of Hazardous Materials.

     (d) Other than as disclosed in the Environmental Audits, no above ground or underground storage tanks are located on or under any real properties currently or previously owned by MPG or have been used by MPG on or under any real property currently or previously leased by MPG.

     (e) Other than as disclosed in the Environmental Audits, MPG has not disposed of any substance (other than human sewage) into any plumbing or septic tank.

     (f) Other than as disclosed in the Environmental Audits, MPG is operating in compliance in all material respects with all applicable Environmental Laws (as hereinafter defined).

     (g) Other than as disclosed in the Environmental Audits, to the best knowledge of MPG no investigation, administrative order or notice, consent, order and agreement, litigation, settlement or environmental claim or lien with respect to Hazardous Materials or ACMs is proposed, threatened or in existence with respect to any real properties now or previously owned or leased by MPG or with respect to any off-site waste disposal to which waste relating to the operations of MPG has been taken.

     (h) Other than as disclosed in the Environmental Audits, MPG has not received any summons, citation or written notice from any person, entity or governmental agency whatsoever concerning any violation or alleged violation of Environmental Laws or the storage, dumping or discharge of any Hazardous Materials or ACMs arising out of or with respect to any real properties now or previously owned or leased by MPG.

     (i) The term “Environmental Laws” shall mean the Federal Clean Air Act, Federal Water Pollution Control Act, Resource Conservation and Recovery Act, Solid Waste Disposal Act, Toxic Substance Control Act and Comprehensive Environmental Response, Compensation and Liability Act, and any other federal, state or local laws, regulations or other requirements regulating or otherwise concerning Hazardous Materials or the environment. The term “Hazardous Material(s)” shall mean any hazardous, toxic or dangerous substance, pollutant, contaminant, waste or other material regulated under Environmental Laws; ACMs; oil and petroleum products and natural gas, natural gas liquids, liquefied natural gas, and synthetic gas usable for fuel; chemicals subject to the OSHA Hazard Communication Standard; and industrial process and pollution control wastes whether or not hazardous within the meaning of the Federal Resource Conversation and Recovery Act.

     4.16 Brokers. Except as set forth on Schedule 4.16, there is no broker or finder or similar person who would have any valid claim against MPG or any party to this Agreement for a fee or brokerage commission in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by Shareholders or MPG.

     4.17 Employee Relations. Except as shown on Schedule 4.17 attached hereto, there are no labor disputes, grievances, notices or other proceedings pending or, to the best knowledge of MPG, threatened, nor does a basis exist for any such dispute or grievance between MPG on the one hand, and any employee of MPG, on the other hand, and there are no collective bargaining units representing any of the employees of MPG.

     4.18 Employees; Directors; Officers. Schedule 4.18 attached hereto lists all employees of MPG and their respective titles, salaries and benefits. Schedule 4.18 also lists all directors and officers of MPG.

     4.19 Banks, Powers of Attorney. Schedule 4.19 attached hereto is a correct and complete list setting forth the name of each bank in which MPG has an account or safe deposit box, the name of each person authorized to draw thereon or to have access thereto, and the name of each person holding a power of attorney from MPG.

     4.20 Insurance. Schedule 4.20 attached hereto is a list and brief description of all policies of insurance (showing the name of carrier and type of insurance) held by or on behalf of MPG. MPG has its buildings, plants, properties and operations, including but not limited to machinery, equipment and inventories, adequately insured against loss or damage by fire and all other hazards and risks of the character usually insured against by persons operating similar properties in the localities where such properties are located under valid and enforceable policies issued by insurers of recognized responsibility. Such insurance coverage will be continued in full force and effect to the Closing Date. MPG has not been refused any insurance by an insurance carrier to which it has applied for insurance during the past three years. MPG is in compliance in all material respects with all applicable requirements of its insurance carriers.

     4.21 Indebtedness. Schedule 4.21 attached hereto is a correct and complete list of all instruments, agreements or arrangements pursuant to which MPG has borrowed any money, incurred any indebtedness or established any line of credit or letter of credit which is currently outstanding and which represents a liability or potential liability of MPG. True and complete copies of all such written instruments, agreements or arrangements have previously been delivered to ELC and Acquisition.

     4.22 Patents, Trademarks, Etc. Schedule 4.22 attached hereto sets forth a correct and complete list of all copyrights, patents, trademarks, trade names, service marks, processes, inventions, and formulae applied for, issued to or owned by MPG, or under which MPG is licensed or franchised or which MPG licenses to others, all of which are valid, in good standing and uncontested and all of which are included in the Assets. MPG possesses all copyrights, patents, inventions, formulae, processes (secret or otherwise), trademarks, trade names and service marks necessary to conduct MPG’s business as presently conducted. MPG has not received any notice with respect to any alleged infringement or unlawful use of any copyright, patent, trademark, trade name, service mark, process, invention or formula or other intangible property right owned by others. Except as disclosed on Schedule 4.22 attached hereto, no shareholder, director, officer or employee of MPG has any interest in any such copyright, patent, trade name, trademark, service mark, process, invention or formula. MPG has not granted any outstanding licenses or other rights to any copyright, patent, invention, formula, process, trademark, trade name or service mark listed on Schedule 4.22.

     4.23 Accounts Payable. The accounts payable reflected on the balance sheet contained in the Interim Statements were complete and were actual and bona fide accounts payable which rose in the ordinary and usual course of the business.

     4.24 Accounts Receivable. The accounts receivable and unbilled work in process of MPG, as reflected on the recent balance sheet contained in the Interim Statements, were actual and bona fide accounts receivable and unbilled work in process which arose in the ordinary and usual course of the business, represent valid obligations due to MPG, and, to the best knowledge of MPG, not subject to defenses or set-off claims, except to the extent reflected in the allowance for doubtful accounts on such balance sheet.

     4.25 Inventory. No inventory is held by MPG on consignment from any other person or entity or is held by any other person or entity on consignment for MPG. The inventory held by MPG is usable or saleable in the ordinary course of business except for obsolete inventory not reflected on the Interim Statements. The finished goods included in inventory comply in all material respects with MPG’s specifications therefore and any related purchase orders or purchase agreements. All raw materials and work-in-process included in inventory are items which are used in making the finished goods of the MPG’s business.

     4.26 Liabilities. All liabilities, absolute or contingent, of MPG incurred subsequent to December 31, 2004 have been or will have been incurred only in the ordinary course of business. Except as disclosed in Schedule 4.26 attached hereto, MPG has not incurred any liabilities since December 31, 2004 which individually are in excess of $10,000, or which in the aggregate are in excess of $50,000 (except for the purchase of inventory, materials and/or supplies, or the sale of products to customers, in the ordinary course of business).

     4.27 Taxes. All federal, state, county, local and foreign tax returns, reports and declarations of estimated tax or estimated tax deposit forms required to be filed by MPG have been duly filed, or are being contested in good faith pursuant to appropriate proceedings. MPG has paid all Taxes (as defined below) which have become due and has paid all installments of estimated Taxes due, except to the extent any such Taxes are being contested in good faith pursuant to appropriate proceedings. All Taxes and other assessments and levies which MPG is required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental authorities or are held by MPG in separate bank accounts for such payment, or are being contested in good faith pursuant to appropriate proceedings. All Tax disputes or contests are described on Schedule 4.27 hereto. MPG has adequate reserves on the Interim Statements for the payment of all Taxes of any kind, whether disputed or not, and whether accrued, due, absolute, contingent or otherwise, which were or which may be payable by MPG for any periods or fiscal years ending on or prior to the date of the Interim Statements, including all Taxes imposed before or after the Effective Date which are attributable to any such period or fiscal year. Except as disclosed on Schedule 4.27 attached hereto, where such returns and reports have not been audited and either approved or settled, there has not been any waiver or extension of any applicable statute of limitations, and MPG has not received any notice of deficiency or adjustment, and complete copies of such returns or reports have been furnished to ELC and Acquisition. Any disputes or contests by MPG regarding Taxes will not have a material adverse effect on MPG. “Tax” or “Taxes” means all taxes, levies, imposts, fees, duties and other like charges of any nature whatsoever imposed by a governmental authority responsible for the imposition of any such tax, including, without limiting the generality of the foregoing, all income, sales, use, ad valorem, stamp, transfer, payroll, franchise and intangible taxes and fees of any nature upon properties or assets, whether tangible or intangible, or upon income, receipts, payrolls, transactions, net worth, capital, investment or franchise, together with any and all additions thereto and penalties and interest payable with respect thereto or to any assessment or collection thereof.

     4.28 Employee Plans. Except for the matters disclosed on Schedule 4.28 attached hereto, as to which true and complete copies of all relevant plans, agreements, insurance policies, and other documentation have been furnished by MPG to ELC and Acquisition, MPG has no pension plans or employee welfare benefit plans (as such terms are defined in the Employment Retirement Income Security Act of 1974, as amended).

     4.29 No Misleading Statements or Omissions. No representation or warranty made by MPG in this Agreement, and no statement made by or on behalf of MPG in any certificate, document, exhibit or schedule expressly required to be furnished hereunder, contains or will contain any untrue statement of a fact or omits or will omit to state any fact necessary to make such representation or warranty or statement, in light of the circumstances under which such representation, warranty or statement was made, not misleading to a prospective purchaser of all of the capital stock of MPG.

ARTICLE 5 — REPRESENTATIONS AND WARRANTIES OF ELC

     ELC hereby represents and warrants to the Shareholders and MPG as follows:

     5.1 Incorporation. ELC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing could not be reasonably expected to have a material adverse effect, with the requisite power and authority to perform its obligations under this Agreement, to consummate the transactions contemplated hereby and to conduct its business as currently conducted. Acquisition is a wholly owned subsidiary of ELC. Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the requisite power and authority to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

     5.2 No Defaults; Compliance with Law. Except as is disclosed on Schedule 5.2 attached hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby is an event which, of itself or with the giving of notice or the passage of time or both, constitutes a violation of or will conflict with or result in a breach of or default under the terms, conditions or provisions of any judgment, law or regulation to which ELC is subject, or ELC’s Certificate of Incorporation or By-laws, or any agreement or instrument to which ELC is a party or by which it is bound. ELC is in compliance with all applicable laws, statutes, regulations, orders, writs, injunctions and decrees of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and any applicable arbitration decisions, relating to ELC, except where the failure to be in such compliance could not reasonably be expected to have a material adverse effect on ELC.

     5.3 Corporate Action. Except for obtaining the consent of the holders of ELC’s Series E Convertible Preferred Stock and the consent of Laurus Master Fund, Ltd., which consents will be obtained prior to closing, all corporate actions and proceedings necessary to be taken by or on the part of ELC in connection with the transactions contemplated by this Agreement and necessary to make the same effective have been duly and validly taken, and this

Agreement has been duly and validly authorized, executed and delivered by ELC and constitutes its valid and binding agreement, enforceable in accordance with and subject to its terms, except as limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

     5.4 Brokers. There is no broker or finder or similar person who would have any valid claim against MPG or the Shareholders for a fee or brokerage commission in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by ELC.

     5.5 Capital Structure. ELC currently has 120 million shares of common stock authorized and 5 million shares of preferred stock authorized. As of the date hereof, 48,078,310 shares of common stock of ELC are issued and outstanding, and 225,943 shares of ELC’s Series E Convertible Preferred Stock are issued and outstanding, and all such issued and outstanding shares of common stock and Series E Convertible Preferred Stock have been duly authorized and are fully paid and non-assessable. As of the date hereof, ELC has outstanding options, warrants and convertible notes which, if fully exercised on the date hereof would result in the issuance of 26,201,882 additional shares of common stock.

     5.6 ELC Common Stock. The Common Stock to be issued to the Shareholders pursuant to the Merger are duly authorized and, when issued to the Shareholders pursuant to the Merger and the terms of this Agreement, will be validly issued, fully paid and nonassessable and free of all liens, encumbrances and restrictions imposed by law (other than restrictions upon transfer imposed generally by applicable securities laws) and subject to no preemptive rights, co-sale rights, rights of first refusal or similar rights in favor of other persons or entities which have not been waived. Assuming the accuracy of the representations of each of the Shareholders in the investor questionnaires to be delivered to ELC pursuant to Section 2.2(k), the ELC Common Stock issuable to the Shareholders hereunder will be issued in compliance with all applicable federal and state securities laws. The registration rights granted to the Shareholders pursuant to this Agreement do not conflict with and will not cause a breach of any existing registration rights agreement or other agreement to which ELC is a party. ELC currently qualifies to register shares on Form S-3 under the Securities Act and will use its reasonable best efforts to continue to satisfy the eligibility requirements for the registration of shares on Form S-3 under the Securities Act during the 90-day period after the date of this Agreement.

     5.7 SEC Filings and Reports. Since March 31, 2004, ELC has filed all reports, schedules, forms, statements and other documents (the “Commission Documents”) required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As of their respective dates, the Commission Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to the Commission Documents. Each Commission Document does not as of the date hereof contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances in which they were made not misleading.

     5.8 Absence of Certain Events. Since December 31, 2004, neither ELC nor any of its subsidiaries has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree.

     5.9 Compliance. Neither ELC nor any of its subsidiaries is in violation of, or in default under, nor has there been any waiver given with respect to, any term or provision of any charter, by-law, mortgage, indenture, agreement, instrument, statute, rule, law, regulation, judgment, decree, order, writ, or injunction applicable to it, such that such violations and defaults in the aggregate could reasonably be expected to result in any material adverse change in the business, assets, properties, condition (financial or otherwise) or results of operations of the ELC and its subsidiaries, taken as a whole, or materially adversely affect the ability of ELC to perform in any material respect its obligations under this Agreement. Since December 31, 2004, none of ELC or any of its subsidiaries has received any written notice or other written communication from any governmental authority or entity regarding (a) any revocation, withdrawal, suspension, termination or modification of, or the imposition of any material conditions with respect to, any regulatory approval or authorization, (b) any violation of any law by ELC or any of its subsidiaries, or (c) any other limitations on the conduct of business by ELC or any of its subsidiaries.

     5.10 Litigation, Etc. Other than matters disclosed in the Commission Documents, since December 31, 2004 there have not been and are not now any actions, suits, investigations or proceedings pending or, to the knowledge of ELC, threatened against ELC or any of its subsidiaries before any court, arbitrator or administrative or governmental body that (a) seek to enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement or (b) materially and adversely affect, or as to which there is a reasonable possibility of an adverse decision that would materially and adversely affect, either individually or collectively, the assets, business, properties, prospects, operations or condition, financial or otherwise, of ELC and its subsidiaries, taken as a whole. Neither ELC nor any of its subsidiaries is in violation of any judgment, order, writ, injunction, decree, rule or regulation of any court or governmental department, commission, board, bureau, agency or instrumentality, the violation of which reasonably could be expected to, either individually or collectively, materially and adversely affect the business, property, assets, prospects, operations or condition (financial or otherwise) of ELC and its subsidiaries, taken as a whole.

     5.11 No Misleading Statements or Omissions. No representation or warranty made by ELC in this Agreement, and no statement made by or on behalf of ELC in any certificate, document, exhibit or schedule expressly required to be furnished hereunder, contains or will contain any untrue statement of a fact or omits or will omit to state any fact necessary to make such representation or warranty or statement, in light of the circumstances under which such representation, warranty or statement was made, not misleading to a prospective purchaser of capital stock of ELC.

ARTICLE 6 — COVENANTS OF MPG

     MPG covenants and agrees that from the date hereof through and including the Closing Date:

     6.1 Full Access and Financials. ELC and its authorized representatives will have full access during normal business hours, upon reasonable notice to MPG, to all properties, books, records, contracts and documents of MPG or relating to MPG’s current and former employees, customers and suppliers, and shall be allowed to inspect and cause tests to be made of the Assets and facilities of MPG through the Closing Date. MPG will make available to ELC and such authorized representatives all information with respect to the affairs and business of MPG as ELC may reasonably request. Nothing contained in this Section 6.1, nor the exercise by ELC of its rights hereunder, will relieve MPG from or limit any liability which may arise out of any breach of any representation, warranty, covenant or agreement contained in this Agreement.

     MPG, within 5 days after completion thereof, will provide ELC with copies of internally prepared balance sheets and operating statements related to MPG for each monthly accounting period between the date of this Agreement and the Closing Date.

     6.2 Conduct of Business. MPG will carry on its business, in the ordinary course and in the same manner as such business has been carried on heretofore, and MPG will (a) use its best efforts to do all things necessary to preserve the assets and properties of MPG, (ii) maintain and keep the tangible properties included in the Assets in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals and replacements, (iii) perform on a timely basis all lawful obligations to be performed by it pursuant to the terms of each agreement, contract, undertaking or commitment by which it is bound, and (iv) pay all Taxes which become due and all installments of estimated Taxes which become due, except to the extent any such Taxes are contested in good faith pursuant to appropriate proceedings.

     6.3 Other Action. Without the prior written consent of ELC, MPG will not:

(a)	issue, sell, purchase or redeem, or grant options to purchase or otherwise agree to sell, purchase or redeem, any shares of capital stock or any other securities of MPG, and on the date of this Agreement, MPG will close its stock transfer books and will not prior to the Closing record the transfer of any MPG Shares;

(b)	consent to or permit any amendment of MPG’s certificate of incorporation or by-laws;

(c)	consent to or permit MPG to prepay any liability for borrowed money;

(d)	permit MPG to enter into any new line or type of business;

(e)	permit MPG to pay any obligation or liability, other than obligations and liabilities reflected in the Interim Statements or incurred since February 28, 2005 in the ordinary course of business;

(f)	permit MPG to enter into or modify any contract or lease described in or of the type described in Sections 4.10 and 4.11 hereof;

(g)	permit MPG to pay any bonus to or increase the compensation payable to or any other benefits of any employee of MPG;

(h)	permit or consent to declaring or distribution by MPG of any dividend to any Shareholder;

(i)	permit MPG to enter into any contract or commitment, incur any liability, absolute or contingent, waive any right or enter into any other transaction, not (i) in the ordinary course of business and of the scope and magnitude heretofore entered into, and/or (ii) in an amount greater than $5,000 individually or $25,000 in the aggregate (except inventory, materials or supplies purchased in the ordinary course of business at market prices and in reasonable quantities, or the sale of products to customers, in the ordinary course of business);

(j)	permit MPG to modify any material contract, except in the ordinary course of business;

(k)	permit MPG to sell (except for sales from inventory in the ordinary course of business), transfer, mortgage, pledge or subject any of the Assets to any lien or encumbrance not currently imposed on such Asset;

(l)	permit MPG to enter into any transaction not in the ordinary course of business; or

(m)	take any action after the date hereof, the reasonably foreseeable result of which would be to cause any representation or warranty of MPG contained in this Agreement to be or become inaccurate.

     6.4 Organization, Good Will. MPG will preserve MPG’s business organizations intact, will retain MPG’s present key employee, and will use its best efforts to preserve the good will of MPG’s suppliers, customers and others having business relations with MPG. For purposes of this Section “key employee” shall mean Leonard Pisano.

     6.5 Consents to Leases, Contracts. With respect to each lease, license, contract or other agreement or instrument which, by its terms, will be breached by the consummation of the Merger as contemplated hereby unless the consent of the other party thereto is obtained, at no cost to ELC or Acquisition, MPG will use its best efforts to obtain or cause to be obtained such consent, without thereby affecting or impairing the terms or the validity or enforceability thereof. Schedule 6.5 sets forth a listing of each such lease, contract or other agreement or instrument.

     6.6 Representations and Warranties. MPG shall give written notice to ELC promptly upon the occurrence of or becoming aware of: (i) the impending or threatened occurrence of any event which would cause, or would have caused had such event occurred or been known to MPG prior to the date hereof, any of MPG’s representations or warranties contained in this Agreement to be untrue when made or to be untrue if made as of the Closing Date, (ii) any material adverse development in the condition (financial or otherwise) or operations of MPG and (iii) the failure of any condition precedent to any party’s obligation to consummate the transactions contemplated herein.

     6.7 Notice of Proceedings. MPG will promptly notify ELC in writing upon becoming aware of any order or decree or any complaint (or threat thereof) praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or upon receiving any notice from any person, firm or corporation or any governmental department, court, agency or commission of his or its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin the consummation of, this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated.

     6.8 Corporate Action. To the extent within its control and subject to the provisions of this Agreement, MPG will take all necessary corporate and other action required to carry out the transactions contemplated by this Agreement.

     6.9 Updated Schedules. On the Closing Date, MPG will furnish ELC with any revised schedules which may be necessary to make accurate and current as of the Closing Date each of the representations and warranties of MPG contained in this Agreement; provided, however, that such action by MPG shall not be deemed to cure any breach of any provision hereof or any representation or warranty which was materially incorrect when made.

ARTICLE 7 — COVENANTS OF ELC PENDING THE CLOSING DATE

     ELC hereby covenants and agrees that from the date hereof through and including the Closing Date:

     7.1 Representations and Warranties. ELC shall give written notice to MPG promptly upon the occurrence of or becoming aware of: (i) the impending or threatened occurrence of any event which would cause, or would have caused had such event occurred or been known to ELC prior to the date hereof, any of ELC’s representations or warranties contained in this Agreement to be untrue when made or to be untrue if made as of the Closing Date, (ii) any adverse development in the condition (financial or otherwise) or operations of ELC and (iii) the failure of any condition precedent to any party’s obligation to consummate the transactions contemplated herein.

     7.2 Notice of Proceedings. ELC will promptly notify MPG in writing upon becoming aware of any order or decree or any complaint (or threat thereof) praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or upon receiving any notice from any person, firm or corporation or any governmental department, court, agency or commission of his or its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin the consummation of, this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated.

     7.3 Corporate Action. To the extent within their reasonable control and subject to the provisions of this Agreement, ELC and Acquisition will take all necessary corporate and other action required to carry out the transactions contemplated by this Agreement.

     7.4 Updated Schedules. On the Closing Date, ELC will furnish MPG with any revised schedules which may be necessary to make accurate and current as of the Closing Date each of the representations and warranties of ELC contained in this Agreement; provided, however, that such action by the ELC shall not be deemed to cure any breach of any provision hereof or any representation or warranty which was materially incorrect when made.

ARTICLE 8 — CONDITIONS TO THE OBLIGATIONS OF MPG

     The obligations of MPG under this Agreement are, at its option, subject to the fulfillment or waiver of the following conditions prior to or at the Closing Date:

     8.1 Representations and Warranties. The representations and warranties of ELC set forth in this Agreement and in any certificate, document, exhibit or schedule expressly required to be furnished by it hereunder shall have been true and accurate in all material respects as of the date when made, shall be deemed to be made again on and as of the Closing Date and shall then be true and accurate in all material respects.

     8.2 Compliance With Covenants. ELC shall have performed and complied with each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

     8.3 Absence of Litigation. There shall be no litigation pending or threatened (nor shall any basis exist for any such litigation) against or involving MPG, ELC or Acquisition or their respective businesses, assets or facilities, which has, or if decided adversely to MPG, ELC or Acquisition would be reasonably likely to have, a material adverse effect, either individually or in the aggregate, on the financial condition, business, assets, facilities, properties or prospects of MPG, ELC or Acquisition, or upon the ability of MPG, ELC or Acquisition to conclude the transactions contemplated in this Agreement, or seeking to enjoin or prevent consummation of the transactions contemplated by this Agreement.

     8.4 Closing Deliveries. ELC shall have provided each of the other deliveries required to be provided by ELC on the Closing Date under Article 2.

     8.5 Consents to Leases, Contracts. ELC shall have obtained consents reasonably satisfactory to MPG with respect to each of the matters listed on Schedule 5.2.

ARTICLE 9 — CONDITIONS TO THE OBLIGATIONS OF ELC

     The obligations of ELC under this Agreement are, at its option, subject to the fulfillment or waiver of the following conditions prior to or at the Closing Date:

     9.1 Representations and Warranties. Each of the representations and warranties of MPG set forth in this Agreement or in any certificate, document, exhibit or schedule expressly required to be furnished by it hereunder shall have been true and accurate in all material respects as of the date when made, shall be deemed to be made again on and as of the Closing Date and shall then be true and accurate in all material respects. Each of the representations and warranties of the Shareholders made in any agreement, certificate, document, exhibit or schedule expressly required to be furnished by any of the Shareholders hereunder shall have been true and accurate in all material respects as of the date when made and shall then be true and accurate in all material respects.

     9.2 Compliance With Covenants. MPG shall have performed and complied with each and every covenant and agreement required by this Agreement to be performed or complied with by MPG prior to or at the Closing Date.

     9.3 Absence of Litigation. There shall be no litigation pending or threatened (nor shall any basis exist for any such litigation) against or involving MPG, ELC or Acquisition or their respective businesses, assets or facilities, which has, or if decided adversely to MPG, ELC or Acquisition would be reasonably likely to have, a material adverse effect, either individually or in the aggregate, on the financial condition, business, assets, facilities, properties or prospects of MPG, ELC or Acquisition, or upon the ability of MPG, ELC or Acquisition to conclude the transactions contemplated in this Agreement, or seeking to enjoin or prevent consummation of the transactions contemplated by this Agreement.

     9.4 Closing Deliveries. MPG shall have provided each of the deliveries required to be provided by MPG on the Closing Date under Article 2.

     9.5 Delivery of Audited Financial Statements. MPG shall have provided to ELC financial statements for MPG for the fiscal years ended December 31, 2003 and 2004, audited by Marcum & Kliegman LLP and otherwise complying with the requirements of the SEC (including requirements of Regulation S-X) and Marcum & Kliegman LLP shall have provided to ELC a written consent to the use of such audited financial statements in ELC’s filings with the SEC under the Securities Act and the Exchange Act.

     9.6 Exercise of Dissenter’s Rights. All of the Shareholders of MPG, other than the two Shareholders that have previously been identified to ELC, shall have voted or provided a written consent in favor of this Agreement and the Merger.

     9.7 Consummation of Private Placement. ELC shall have successfully completed a private placement of its debt or equity securities and received not less than $2,500,000 of the net proceeds therefrom.

     9.8 Consents to Leases, Contracts. MPG shall have obtained consents reasonably satisfactory to ELC with respect to each of the leases, licenses, contracts and other agreements and instruments which are referred to on Schedule 6.5.

ARTICLE 10 — TERMINATION

     10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date upon the happening of the following:

(a) by execution of written consent to such termination by each of MPG and ELC;

(b)	by ELC and Acquisition if any condition in Article 9 remains not satisfied on May 15, 2005, provided that the failure of any such condition to be satisfied is not due to the failure of ELC or Acquisition to perform its obligations under this Agreement or the failure of the representations and warranties made by ELC or Acquisition in this Agreement to be true and correct in all material respects;

(c)	by MPG if any condition in Article 8 remains not satisfied on May 15, 2005, provided that the failure of any such condition to be satisfied is not due to the failure of MPG to perform its obligations under this Agreement or the failure of the representations and warranties made by MPG in this Agreement to be true and correct in all material respects; or

(d)	by either ELC or MPG if Closing has not occurred by June 1, 2005, provided that the terminating party has not failed to perform its obligations under this Agreement and the representations and warranties made by the terminating party in this Agreement are true and correct in all material respects.

Any party seeking to exercise a right to termination pursuant to this Section shall give each other party written notice thereof stating the reasons therefore.

     10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1 no party hereto shall have any liability or further obligation to any other party to this Agreement except that any termination shall be without prejudice to the rights of any party hereto arising out of a breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement existing as of the date of such termination.

ARTICLE 11 — Indemnification

     11.1 Survival. The several representations, warranties, covenants and agreements of the parties made pursuant to this Agreement shall be deemed to be made on and as of the date of this Agreement and on and as of the Closing Date, shall survive the Closing Date and shall not expire until May 31, 2006.

     11.2 Indemnification of ELC. MPG agrees to indemnify and hold ELC, its officers, directors, shareholders, employees, attorneys, accountants and agents (each, an “Indemnified Party”) harmless from and against any and all damages, claims, losses, expenses, costs, obligations, and liabilities including, without limiting the generality of the foregoing, liabilities for reasonable attorneys’ fees (“Loss and Expense”), incurred or suffered by an Indemnified Party arising out of, relating to or resulting from any of the following:

(a)	any breach of or any inaccuracy in any representation or warranty made by MPG pursuant to this Agreement;

(b)	any breach of or failure by MPG to perform any covenant or obligation of MPG set forth in or contemplated by this Agreement;

(c)	any warranty or other claim pertaining to products produced or service performed by MPG (including any predecessor companies) on or before the Closing Date, except to the extent reserved against or reflected as a liability in the 2004 Audited Financial Statements or recovered pursuant to an insurance policy obtained by MPG;

(d)	the use, operation or ownership of any of the assets of MPG or the business or operation of the business of MPG on or prior to the Closing Date, except to the extent reserved against or reflected as a liability in the 2004 Audited Financial Statements or recovered pursuant to an insurance policy obtained by MPG;

(e)	any litigation, pending suit, claim, proceeding or cause of action, including, without limitation, those lawsuits listed on Schedule 4.12, and including, without limitation, any claim, cause of action, lawsuit or proceeding related thereto or arising therefrom or from the same circumstances or set of facts as those underlying lawsuits listed on Schedule 4.12, whether now or existing or hereafter brought arising out of the use, operation or ownership of any of the assets of MPG or the business or operation of the business of MPG on or prior to the Closing Date, except to the extent reserved against or reflected as a liability in the 2004

Audited Financial Statements or recovered pursuant to an insurance policy obtained by MPG;

(f)	any claims by or liabilities with respect to any employee of MPG regarding his or her employment or termination of employment by MPG on or prior to the Closing Date, including, but not limited to, any and all liabilities arising out of any accidents, illness or other events which occurred on or prior to the Closing Date, except to the extent reserved against or reflected as a liability in the 2004 Audited Financial Statements or recovered pursuant to an insurance policy obtained by MPG; and

(g)	any successful exercise of dissenters’ rights under section 262 of the General Corporation Law by either or both of the two Shareholders referred to in Section 9.6 to the extent that such exercise results in a final determination that the consideration payable to the dissenting Shareholder(s) is greater than that which is applicable under Section 1.6, unless such final determination results solely from (i) the failure of the Surviving Corporation to comply with applicable provisions of the General Corporation Law relating to appraisal rights or (ii) the entry of a default judgment due to the Surviving Corporation’s failure to appear at any proceeding initiated by a dissenting stockholder, provided it received proper notice of such proceeding.

     11.3 Notice of Claims; Procedure for Indemnification.

     (a) If an Indemnified Party believes that it has suffered or incurred any Loss and Expense, such Indemnified Party shall notify Leonard Pisano, as the representative of the Shareholders (the “MPG Representative”), in writing describing such Loss and Expense, the amount thereof, if known, and the method of computation of such Loss and Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss and Expense shall have occurred. If any action at law or suit in equity is instituted by a third party with respect to which an Indemnified Party intends to claim any liability or expense as Loss and Expense under this Article 11, such Indemnified Party shall promptly notify the MPG Representative of such action or suit. Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of an Indemnified Party to give such notice or delay by an Indemnified Party in giving such notice unless, and then only to the extent that, the rights and remedies of MPG shall have been materially prejudiced as a result of the failure to give, or delay in giving, such notice.

     (b) If such indemnity shall arise from the claim of a third party, the Indemnified Party shall permit the MPG Representative to assume the defense of any such claim and any litigation resulting from such claim at the MPG Representative’s expense. Failure by the MPG Representative to notify an Indemnified Party of its election to defend any such claim or action by a third party within fourteen (14) days after notice thereof shall have been given to the MPG

     Representative shall be deemed a waiver of the right of the MPG Representative to defend such claim or action.

     (c) If the MPG Representative assumes the defense of such claim or litigation resulting therefrom, then counsel selected by the MPG Representative shall be subject to approval by the Indemnified Party (not to be unreasonably withheld). The obligations of MPG hereunder as to such claim shall include taking all steps necessary in the defense or settlement of such claim or litigation and holding the Indemnified Party harmless from and against any and all Losses or Expenses caused by or arising out of any settlement approved by the Indemnified Party or any judgment in connection with such claim or litigation. The MPG Representative shall keep the Indemnified Party fully informed of the status of such claims and litigation. The MPG Representative shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party or enter into any settlement (except with the written consent of the Indemnified Party) which does not include as an unconditional term thereof the giving by the claimant or a plaintiff of a release of the Indemnified Party from all liability in respect of such claim or which acts as an admission of a violation of any law, rule, regulation, ordinance, policy or order. Anything in this Article 11 to the contrary notwithstanding, the Indemnified Party may, with counsel of its choice and at its expense, participate in the defense of any such claim or litigation.

     (d) If the MPG Representative shall not assume the defense of any such claim by a third party or litigation resulting therefrom after receipt of notice from such Indemnified Party in accordance herewith, the Indemnified Party may defend against such claim or litigation in such manner as it reasonably deems appropriate, and unless there shall be deposited with the Indemnified Party a sum in cash, letter of credit or bond, equal to the total amount demanded in such claim or litigation plus the Indemnified Party’s reasonable estimate of the costs of defending the same, the Indemnified Party may settle such claim or litigation on such terms as it may reasonably deem appropriate. The Indemnified Party shall inform the MPG Representative of the status of such claim or litigation from time to time upon the MPG Representative’s request, and, prior to settling such claim or litigation, the Indemnified Party shall advise the MPG Representative of the terms, provisions and conditions of any proposed settlement; provided, however, that the MPG Representative will not have any rights to accept, decline or modify the proposed settlement, nor to direct the Indemnified Party to do any of the foregoing. MPG shall promptly reimburse the Indemnified Party for the amount of such settlement and for all other Losses and Expenses reasonably incurred by the Indemnified Party in connection with the defense against or settlement of such claim or litigation. The terms of such settlement shall be binding upon MPG and the MPG Representative and neither of them shall have any right to challenge such settlement.

     (e) MPG shall promptly pay to the third party the amount of any final and unappealable judgment rendered with respect to any claim by such third party in litigation and shall reimburse the Indemnified Party and for all other Losses and Expenses reasonably incurred by the Indemnified Party in connection with the defense against such claim or litigation, whether or not resulting from, arising out of, or incurred with respect to, the act of a third party.

     (f) Any payment pursuant to this Section 11.3 shall be made not later than thirty (30) days after receipt by the MPG Representative of written notice from the Indemnified Party stating the amount thereof and the indemnity payment requested. Any payment not made when due shall bear interest at a rate per annum equal to the Prime Rate plus 3% per annum for each day until paid. “Prime Rate” means the rate of interest as reported in The Wall Street Journal from time to time, changing as and when the Prime Rate changes.

     11.4 Limitation on Indemnification. Notwithstanding anything herein to the contrary, MPG shall not be obligated to pay any amounts to an Indemnified Party until the aggregate amount which MPG would have been obligated to pay for all indemnity claims but for this Section 11.4 equals $50,000, and at such time MPG shall be obligated to pay all amounts for indemnification then owing by MPG (but only for amounts in excess of the $50,000 deductible) up to the aggregate amount of $1,000,000 (the “Cap”), except that such limitation shall not apply to any claims for indemnification arising from the fraudulent acts or omissions of MPG. Subject to the amount of the Cap, the sole recourse of the Indemnified Parties for indemnification under this Agreement shall be against the Contingent Stock pursuant to the Escrow Agreement (or any funds or other property which may be held in the escrow thereunder pursuant to the provisions thereof). Each share of Contingent Stock shall be valued at $1.00 for purposes of any indemnification to which ELC is entitled. No claim for indemnification may be made by any Indemnified Party under this Article 11 at any time after the date that is the 18-month anniversary of the Closing Date.

ARTICLE 12 — MISCELLANEOUS

     12.1 Expenses. MPG shall bear its expenses, and ELC shall bear its expenses, incurred in connection with the transactions contemplated by this Agreement, including without limitation, accounting and legal fees incurred in connection herewith.

     12.2 Assignments. This Agreement shall not be assigned by any party hereto without the prior written consent of each other party.

     12.3 Severability. If any provision of any of this Agreement is determined to be illegal, invalid or enforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

     12.4 Notices. All notices, demands and other communications which may or are required to be given hereunder or with respect hereto shall be in writing, shall be given either by personal delivery or by recognized overnight delivery service, and shall be deemed to have been given or made when personally delivered, addressed as follows:

If to ELC or Acquisition:	Electric City Corp.
1280 Landmeier Road
Elk Grove Village, Illinois 60007
Attn: Jeffrey Mistarz, CFO

with a copy to:	Schwartz, Cooper, Greenberger & Krauss, Chtd.
180 North LaSalle, Suite 2700
Chicago, Illinois 60601

If to MPG or the	Attention: Andrew H. Connor, Esq.
MPG Representative:	Maximum Performance Group, Inc.
111-03 14th Avenue
College Point, NY 11356
Attn: Leonard Pisano

with a copy to:	Derek D. Bork, Esq.
Thompson Hine LLP
3900 Key Center
127 Public Square
Cleveland, Ohio 44114

or to such other address as any party hereto may from time to time designate in accordance with this Section.

     12.5 Captions. The captions and headings of Articles and Sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

     12.6 Law Governing. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware, notwithstanding any conflict of law provision to the contrary.

     12.7 Arbitration. In the event of any dispute, disagreement or controversy arising under this Agreement or any other written agreements entered into in connection herewith (a “Dispute”), the relevant parties shall attempt in good faith to resolve the Dispute by negotiations. If for any reason the Dispute in not resolved within thirty (30) days after delivery of the original notice of the Dispute, any party may serve on the other relevant parties a written demand for arbitration of the Dispute. Thereafter, such Dispute shall be subject to binding arbitration as arbitrated in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association in Chicago, Illinois before one neutral arbitrator. Any party may apply to the arbitrator seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Without waiving any remedy under this Agreement, any party may also seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal’s determination of the merits of the controversy). In the event of any such Dispute, none of the parties shall directly or indirectly reveal, report, publish or disclose any information relating to such Dispute to any person, firm or corporation not expressly authorized by the other party or parties to receive or use such information or assist any other person in doing so, except to comply with actual legal obligations of such party, or unless such disclosure is directly related to an arbitration proceeding as provided herein, including, but not limited to, the prosecution or defense of any claim in such arbitration. Except as the parties may otherwise agree in writing, the arbitrator shall be licensed to practice law in any U.S. state and experienced in corporate and contract law, and the arbitrator shall be required to decide each claim in accordance with applicable law and to set forth in writing the award and a summary of those facts considered by the arbitrator to be material to the decision. This agreement to arbitrate shall be enforceable under the Uniform Arbitration Act. Any court of competent jurisdiction may confirm, or enter a judgment upon, any arbitration award issued pursuant to this Section 12.7. The costs and expenses of the arbitration (excluding attorneys’ fees) shall be paid by the non-prevailing party or as otherwise equitably allocated between the parties by the arbitrator.

     12.8 Waiver of Provisions. The terms, agreements, covenants, representations, warranties and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later date to enforce the same. No waiver by any party of any condition or the breach of any provision, term, agreement, covenant, representation or warranty contained in this Agreement in :any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, agreement, covenant, representation or warranty.

     12.9 Counterparts. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart for each of the parties hereto. Delivery by facsimile by any of the parties hereto of an executed counterpart of this Agreement shall be effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered.

     12.10 Entire Agreement. This Agreement constitutes the entire agreement among the parties and supersedes and cancels any and all prior agreements between them relating to the subject matter hereof, and may not be amended except in a writing signed by the party to be bound. After the Closing Date, neither this Agreement nor any other agreement or document executed by MPG in connection with the transactions contemplated hereby may be amended or terminated or any provision thereof waived without the written consent of the MPG Representative and the holders of shares representing 75% of the outstanding preferred stock of MPG as of the date of this Agreement.

     12.11 Third Party Beneficiaries. The Shareholders are intended third party beneficiaries under this Agreement, and the MPG Representative, acting as the representative of the

Shareholders, shall have the right to enforce any provision of this Agreement as fully and the same as if the MPG Representative and the Shareholders were parties to the Agreement.

[Balance of page intentionally left blank; signature page follows.]

     IN WITNESS WHEREOF, the parties have caused this Agreement And Plan of Merger to be duly executed by their duly authorized officers, all as of the day and year first above written.

ELECTRIC CITY CORP.
By:	/s/ Jeffrey Mistarz
	Name:	Jeffrey Mistarz
	Title:	Chief Financial Officer & Treasurer

MPG ACQUISITION CORPORATION
By:	/s/ Jeffrey Mistarz
	Name:	Jeffrey Mistarz
	Title:	Treasurer & Secretary

MAXIMUM PERFORMANCE GROUP, INC.
By:	Leonard Pisano
	Name:	Leonard Pisano
	Title:	President / CEO